                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              WINSTON HOTELS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                 NOT APPLICABLE
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                              Preliminary Copies

                              WINSTON HOTELS, INC.

                          2209 Century Drive, Suite 300
                          Raleigh, North Carolina 27612

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 5, 1998

         You are cordially invited to attend the Annual Meeting of Shareholders of Winston Hotels, Inc. (the "Company") which will be held on May 5, 1998, at 10:00 a.m., local time, at the Homewood Suites Hotel, 5400 Edwards Mill Road, Raleigh, North Carolina for the following purposes:

         (1)      To elect eight members to the Board of Directors;

         (2) To consider and act upon a proposal to delete Article 7 of the Company's Articles of Incorporation, which limits the Company's level of permitted indebtedness to 45% of investments in hotel properties;

         (3) To consider and act upon a proposal to amend Article 15 of the Company's Articles of Incorporation to provide that nothing contained therein will prohibit the settlement of any transaction entered into through the facilities of the New York Stock Exchange.

         (4) To consider and act upon a proposal to amend the Company's Stock Incentive Plan;

         (5) To ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year ending December 31, 1998; and

         (6) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         Shareholders of record at the close of business on March 18, 1998 are entitled to notice of and to vote at the Annual Meeting and any and all adjournments or postponements thereof.

         IT IS DESIRABLE THAT YOUR SHARES OF STOCK BE REPRESENTED AT THE MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE COMPLETE AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

                                          By Order of the Board of Directors



                                          Robert W. Winston, III
                                          Chief Executive Officer and
                                          President
Raleigh, North Carolina
March 24, 1998

                              WINSTON HOTELS, INC.

                          2209 Century Drive, Suite 300
                          Raleigh, North Carolina 27612

                                 PROXY STATEMENT

                               GENERAL INFORMATION

Proxy Solicitation

         This Proxy Statement and the accompanying proxy card are being mailed to shareholders on or about March 24, 1998, by the Board of Directors of Winston Hotels, Inc. (the "Company") in connection with the solicitation of proxies for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Homewood Suites Hotel, 5400 Edwards Mill Road, Raleigh, North Carolina on May 5, 1998, at 10:00 a.m., local time, and at all adjournments or postponements thereof. The Company will pay all expenses incurred in connection with this solicitation, including postage, printing, handling and the actual expenses incurred by custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. In addition to solicitation by mail, certain officers and directors of the Company, who will receive no additional compensation for their services, may solicit proxies by telephone, personal communication or other means. In connection with the solicitation of proxies the Company has retained Georgeson & Company, Inc. as proxy solicitors to provide certain services for an estimated fee of $7,000, plus expenses.

Purposes of Annual Meeting

         The principal purposes of the Annual Meeting are to: (1) elect eight members to the Board of Directors; (2) consider and act upon a proposal to delete Article 7 of the Company's Articles of Incorporation, which limits the Company's level of permitted indebtedness to 45% of investments in hotel properties; (3) consider and act upon a proposal to amend Article 15 of the Company's Articles of Incorporation to provide that nothing contained therein will prohibit the settlement of any transaction entered into through the facilities of the New York Stock Exchange (the "NYSE"); (4) consider and act upon a proposal to amend the Company's Stock Incentive Plan; (5) ratify the appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for the year ending December 31, 1998; and (6) transact such other business as may properly come before the Annual Meeting or any adjournment thereof. The Board of Directors knows of no other matters other than those stated above to be brought before the Annual Meeting.

Voting Rights

         If the accompanying proxy card is properly signed and returned to the Company and not revoked, it will be voted in accordance with the instructions contained therein. If the proxy card is signed and returned, but voting directions are not made, the proxy will be voted in favor of the proposals set forth in the accompanying "Notice of Annual Meeting of Shareholders" and in such manner as the proxyholders named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by (1) filing written notice of revocation with the Secretary of the Company which is actually received prior to the vote of shareholders, (2) filing a duly executed proxy bearing a later date with the Secretary of the Company before the vote of shareholders or (3) attending the Annual Meeting and voting in person.

         The Board of Directors has fixed the close of business on March 18, 1998, as the record date for the determination of shareholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on March 18, 1998, the Company had outstanding 16,194,480 shares of Common Stock and 3,000,000 shares of Series A Preferred Stock. On all matters to come before the Annual Meeting, each holder of Common Stock will be entitled to vote at the Annual Meeting and will be entitled to one vote for each share owned. Holders of Series A Preferred Stock will be entitled to vote as a separate voting group on Proposal 2 only and will be entitled to one vote for each share owned. The representation in person or by proxy of a majority of the issued and outstanding securities entitled to vote of each voting group is necessary to provide a quorum for voting at the Annual Meeting.

           SHARE OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information, as of March 18, 1998, regarding shares of Common Stock of the Company owned of record or known to the Company to be owned beneficially by each director and nominee for director, each executive officer named in the Summary Compensation Table in the Proxy Statement, all directors and executive officers as a group, and each person known to beneficially own more than five percent of the Company's outstanding Common Stock. Except as set forth in the footnotes to the table below, each of the shareholders identified in the table below has sole voting and investment power over the shares beneficially owned by such person. None of the directors or executive officers beneficially owns any shares of the Company's Series A Preferred Stock.

                                                         Shares
         Name                                   Beneficially Owned (1)(2)     Percent of Class
         ----                                   -------------------------     ----------------
Directors and Executive Officers
Charles M. Winston (3)                                1,089,764                      6.4%
Robert W. Winston, III (4)                            1,259,317                      7.3%
Philip R. Alfano (5)                                     60,000                       *
Kenneth Crockett (6)                                     50,000                       *
James H. Winston (7)(8)                                  15,000                       *
Paul Fulton (7)                                           7,500                       *
Thomas F. Darden, II (7)                                 12,500                       *
Richard L. Daugherty (7)                                  8,500                       *
Edwin B. Borden (7)                                      17,500                       *
David C. Sullivan (9)                                     5,687                       *
All directors and executive officers
as a group (12 persons) (10)                          1,899,395                     10.7%

5% Shareholders
Franklin Resources, Inc. (11)                         1,683,080                     10.4%
777 Mariners Island Blvd.
San Mateo, California  94404

-------------------------------
*Less than one percent

(1) Pursuant to the rules of the Securities and Exchange Commission, certain shares of the Company's Common Stock which a person has the right to acquire within 60 days of the date shown above pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2) Assumes that all units of limited partnership interest (the "Units") in WINN Limited Partnership (the "Partnership"), which are redeemable within 60 days of the date shown above for shares of the Company's Common Stock, are redeemed for shares of Common Stock. The total number of shares outstanding used in calculating the percentage assumes that none of the Units held by other persons are redeemed for shares of Common Stock.

(3) Includes 105,643 shares issuable to Mr. Winston upon exercise of redemption rights with respect to Units held directly by Mr. Winston. Also includes 109,516 shares issuable upon redemption of Units held by WJS - Perimeter, Inc., a corporation owned 33.33% by Mr. Winston; 606,413 shares issuable upon redemption of Units held by Cary Suites, Inc., a corporation owned 23.33% by Mr. Winston, 23.33% by Mr. Winston's spouse, 30% by Robert W. Winston, III, and 23.33% by Mr. Winston's daughter-in-law; and 69,960 shares issuable upon redemption of Units held by RWW, Inc., a corporation owned 33.33% by Mr. Winston, 33.33% by Mr. Winston's spouse and 33.33% by Robert W. Winston, III. Mr. Winston serves on the board of directors of the above entities and thereby shares voting and investment power over the Units held by these corporations but disclaims beneficial ownership of any Company securities held by such corporations except to the extent of his direct ownership interest in such corporations.

(4) Includes 140,000 shares subject to presently exercisable stock options Also includes 297,500 shares issuable upon redemption of Units held by Hotel 1, Inc., a corporation owned 37% by Mr. Winston, and 63% by Mr. Winston's spouse and trusts for the benefit of his minor children; 606,413 shares issuable upon redemption of Units held by Cary Suites, Inc., a corporation owned 30% by Mr. Winston, 23.33% by Mr. Winston's spouse, 23.33% by Charles M. Winston and 23.33% by Charles M. Winston's spouse; 69,960 shares issuable upon redemption of Units held by RWW, Inc., a corporation owned 33.33% by Mr. Winston, 33.33% by Charles M. Winston and 33.33% by Charles M. Winston's spouse; and 45,651 shares issuable upon redemption of Units held by Hotel 2, Inc., a corporation owned 60% by Mr. Winston, 20% by trusts for the benefit of his minor children and 20% by Mr. Winston's sister. Mr. Winston serves on the board of directors of the above entities and thereby shares voting and investment power over the Units held by these corporations but disclaims beneficial ownership of any Company securities held by such corporations except to the extent of his direct ownership interest in such corporations.

(5) Includes 5,000 shares jointly owned with Mr. Alfano's wife and 55,000 shares subject to presently exercisable stock options.

(6)      Includes 50,000 shares subject to presently exercisable stock options.

(7) Includes 7,500 shares issued to each director, other than Charles Winston and Robert Winston, serving in June 1994 under the Winston Hotels, Inc. Directors' Stock Incentive Plan (the "Directors' Plan"). Such shares began vesting in 1994 with each director at the rate of 20% per year. Any shares not vested when such person ceases to be a director will be forfeited. Each director is entitled to vote and receive the dividends paid on such shares prior to vesting.

(8)      Includes 1,000 shares held by Mr. Winston's wife.

(9) Includes 5,687 shares issued to Mr. Sullivan in January 1998 under the Directors' Plan. Such shares vest at the rate of 20% per year. Any shares not vested when Mr. Sullivan ceases to be a director will be forfeited. Each director is entitled to vote and receive the dividends paid on such shares prior to vesting.

(10) Includes 275,000 shares subject to presently exercisable stock options and 1,234,683 shares issuable upon redemption of all outstanding Units redeemable within 60 days held by executive officers and directors.

(11) Based on information contained in a Schedule 13G filing dated February 11, 1998 provided by Franklin Resources, Inc., Franklin Advisers, Inc., Charles B. Johnson and Rupert H. Johnson, Jr. (principal shareholders of Franklin Resources, Inc.). Franklin Resources, Inc. reported that, through its subsidiaries, it has sole voting power and sole dispositive power with respect to 1,683,080 shares.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         The Board of Directors has fixed the number of directors at eight. The eight persons named below are nominated to serve on the Board of Directors until the 1999 Annual Meeting of Shareholders (or until such time as their respective successors are elected and qualified). Each nominee is currently a director of the Company. The Board of Directors has no reason to believe that the persons named below as nominees for directors will be unable or will decline to serve if elected. In the event of death or disqualification of any nominee or the refusal or inability of any nominee to serve as a director, the proxy may be voted with discretionary authority for a substitute or substitutes as shall be designated by the Board of Directors. Pursuant to North Carolina law, the eight candidates who receive the highest number of votes as directors will be elected as directors of the Company. Abstentions and shares held in street name that are not voted in the election of directors will not be included in determining which nominees received the highest number of votes.

Nominees For Election as Directors

         Charles M. Winston - Charles Winston, age 68, has served as Chairman of the Board of Directors since March 15, 1994. Mr. Winston is a native of North Carolina and a graduate of the University of North Carolina at Chapel Hill with an A.B. degree. He was Chairman of the Board of WJS Management, Inc., the former operator of nine of the hotels acquired by the Company at the time of the initial public offering (the "Initial Hotels"), and a principal executive officer of several corporations, which developed eight of the Initial Hotels and two additional hotels purchased by the Company in 1996, positions he had held since 1987. Mr. Winston has more than 35 years of experience in developing and operating full service restaurants. Mr. Winston also serves on the board of directors of BB&T Corporation. Mr. Winston is Robert Winston's father and James Winston's brother.

         Robert W. Winston, III - Robert Winston, age 36, has served as Chief Executive Officer, President and director of the Company since its inception in March 15, 1994 and Secretary until May 1995. Mr. Winston is a native of North Carolina and a graduate of the University of North Carolina at Chapel Hill with a B.A. degree in economics. From 1988 to 1991 he was employed by Hampton Inns Corporation where he was involved in the management of several hotels. In 1991, Mr. Winston founded a hotel management company and purchased the Hampton Inn in Wilmington, North Carolina. He managed that hotel from 1991 until the closing of the initial public offering in June 1994. Mr. Winston developed directly or through affiliated entities, three hotels purchased by the Company in 1996. Mr. Winston is Charles Winston's son and James Winston's nephew.

         James H. Winston - James Winston, age 64, has been a director of the Company since May 25, 1994. Mr. Winston is the President of Omega Insurance Company, a property and casualty insurance company doing business mainly in the State of Florida and throughout five southeastern states, and has served in that capacity for more than the past five years. He is also President of LPMC, Inc., a real estate investment firm. Mr. Winston is a native of North Carolina and graduated Phi Beta Kappa from the University of North Carolina at Chapel Hill. Mr. Winston serves on the boards of directors of Stein Mart, Inc., FRP Properties, Inc. and a number of community organizations in the Jacksonville, Florida area. Mr. Winston is the brother of Charles Winston and the uncle of Robert Winston.

         Paul Fulton - Paul Fulton, age 63, has been a director of the Company since May 25, 1994. Mr. Fulton has served as Chairman of the Board and Chief Executive Officer of Bassett Furniture Industries, Inc. since July 1997. Until September 1997 Mr. Fulton served as the Dean of the Kenan-Flagler Business School of the University of North Carolina at Chapel Hill, a position he held since January 1994. From 1988 through 1993 Mr. Fulton served with Sara Lee Corporation, a global packaged food and consumer products company and one of North Carolina's largest employers. Mr. Fulton's last position with Sara Lee was President. Mr. Fulton is a graduate of the University of North Carolina at Chapel Hill. Mr. Fulton serves as a director of Sonoco Products, NationsBank Corporation, Cato Corporation, Bassett Furniture Industries, Inc., Hudson Bay Company and Lowe's Companies, Inc.

         Thomas F. Darden, II - Thomas Darden, age 43, has been a director of the Company since May 25, 1994. Mr. Darden is the Chairman of Cherokee Sanford Group, Inc. which manufactures brick products in North Carolina and Maryland, where he has been employed for more than the past five years. Mr. Darden graduated with highest honors from the University of North Carolina at Chapel Hill with a B.A. degree in 1976 and graduated from Yale Law School with a J.D. degree in 1981. In 1992, Mr. Darden received a Master's Degree in City and Regional Planning from the University of North Carolina at Chapel Hill. In 1991, Mr. Darden was appointed by the Governor of North Carolina to the board of the North Carolina Department of Transportation, and was subsequently appointed to the Triangle Transit Authority Board of Trustees. Mr. Darden serves or has served on a variety of community, charitable and college boards, currently including the Board of Visitors of the University of North Carolina at Chapel Hill and the Board of Trustees of Shaw University. Mr. Darden serves as a director of Waste Industries, Inc. and BTI Telecom Corp.

         Richard L. Daugherty - Richard Daugherty, age 62, has been a director of the Company since May 25, 1994. Mr. Daugherty serves as a consultant to North Carolina State University. Until 1994 Mr. Daugherty was Vice President of Worldwide Manufacturing for the IBM PC Company in Research Triangle Park, North Carolina, where he had been employed for more than five years. At the time of his retirement in 1994, Mr. Daugherty was the senior IBM executive for the State of North Carolina. He serves on various community and business boards of directors, including the boards of Wachovia Bank & Trust Company, N.A., and Carolina Power & Light Company.

         Edwin B. Borden - Edwin Borden, age 63, has been a director of the Company since May 25, 1994. Mr. Borden is President and Chief Executive Officer of The Borden Manufacturing Company, Inc. a textile manufacturer, where he has been employed for more than the past five years. Mr. Borden is a native of North Carolina and a graduate of the University of North Carolina at Chapel Hill. He serves on the boards of directors of Carolina Power & Light Company, Jefferson-Pilot Corporation, Triangle Bancorp and Ruddick Corp.

         David C. Sullivan - David Sullivan, age 57, was appointed by the Board of Directors to serve as a director, effective January 1, 1998. From 1990 until 1997 Mr. Sullivan served in various positions with Promus Hotel Corporation ("Promus"), a franchiser of over 900 Hampton Inns, Embassy Suites, Homewood Suites and Hampton Inn and Suites hotels. Mr. Sullivan served as director, Executive Vice President and Chief Operating Officer for Promus from April 1995 until December 1997. Between 1993 and 1995 Mr. Sullivan held the position of Executive Vice President and Chief Operating Officer of the Hotel Division of The Promus Companies Incorporated.

The Board of Directors recommends that shareholders vote FOR the election of the nominees.

Board of Directors Meetings and Committees

         The Board of Directors held eight meetings during 1997. All incumbent directors attended more than 75% of the aggregate number of meetings of the Board of Directors and its committees on which they served in 1997. The Board of Directors has an Audit Committee, a Compensation Committee and holds special committee meetings of the independent directors to consider various matters where non-independent directors may have a financial interest as appropriate. The Board of Directors does not have a nominating committee. The Audit Committee makes recommendations concerning the engagement of independent accountants, reviews the plans and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls. Directors Borden, Darden and Fulton are members of the Audit Committee. During 1997, the Audit Committee met two times. The Compensation Committee administers the Winston Hotels, Inc. Stock Incentive Plan and is responsible for determining compensation for the Company's executive officers. Directors Daugherty, Darden and Borden make up the Compensation Committee. During 1997, the Compensation Committee met three times. A special committee of independent directors composed of directors Borden, Darden, Daugherty and Fulton, met two times during 1997.

Director Compensation

         The Company currently pays no cash compensation to its directors. At the time of the initial public offering, the Company issued to each initial director, other than Charles and Robert Winston, 7,500 shares of Common Stock, subject to certain restrictions. Mr. Sullivan was issued 5,687 shares of restricted Common Stock on January 1, 1998. The directors' shares of restricted Common Stock vest at the rate of 20% per year beginning on the date of their issuance. Each director is entitled to vote and receive the distributions paid on such shares of Common Stock prior to vesting. Directors who cease to be directors will forfeit any shares not previously vested. In addition, the Company will reimburse all directors for their out-of-pocket expenses incurred in connection with their service on the Board of Directors. Charles and Robert Winston will receive no compensation as directors, other than reimbursement for their out-of-pocket expenses incurred in connection with their service on the Board of Directors.

                             EXECUTIVE COMPENSATION

         The following tables set forth a summary of annual and long-term compensation paid or accrued by the Company for services rendered, for the fiscal years indicated, by the Company's Chief Executive Officer and the next two most highly compensated executive officers (the "named executive officers") whose total salary and bonus exceeded $100,000 individually during the year ended December 31, 1997.

                           SUMMARY COMPENSATION TABLE

                                                                          Long-term
                                      Annual Compensation                Compensation
                            ----------------------------------------  -------------------
         Name and                                                     No. of Securities         All Other
    Principal Position       Year(1)       Salary         Bonus       Underlying Options      Compensation
    ------------------       -------       ------         -----       ------------------      ------------
Robert W. Winston, III         1997       $200,000         --                 --                   --
   Chief Executive             1996       $190,000       $90,000            90,000                 --
   Officer and President
Philip R. Alfano (2)           1997       $113,425       $33,763              --                $19,725
   Chief Financial             1996       $135,000       $40,000            60,000                 --
   Officer, Senior Vice
   President and Secretary
Kenneth Crockett               1997       $150,000       $30,000              --                   --
   Executive Vice              1996       $110,000       $55,000             (3)                   --
   President of
   Development


(1) Prior to 1996 the Company was advised by Winston Advisors, Inc., a North Carolina corporation (the "Advisor") pursuant to the terms of an advisory agreement (the "Advisory Agreement"). For 1995, under the terms of the Advisory Agreement, the Advisor earned a cash fee of $100,000 and an incentive fee of $409,234 payable in shares of Common Stock, related to increases in funds from operations per share over the prior year. The Company and the Advisor terminated the Advisory Agreement effective December 31, 1995. For the period May 25, 1994 (inception) through December 31, 1995, the Advisory Agreement was in effect and neither the Company nor the Partnership paid any of the Company's executive officers any cash compensation. Effective January 1, 1996, the Company's executive officers became employees of the Company.

(2) Mr. Alfano resigned as Chief Financial Officer, Senior Vice President and Secretary to pursue personal interests effective October 3, 1997. The annual compensation and long-term compensation amounts shown for 1997 reflect the compensation Mr. Alfano earned while serving as an executive officer of the Company from January 1, 1997 through October 3, 1997. Mr. Alfano received $19,725 in consulting fees for services provided to the Company during 1997 following his resignation.

(3) In 1995, the Company granted non-qualified stock options to Mr. Crockett covering 50,000 shares of Common Stock which expire 10 years from the date of grant. The grant of these options became effective October 16, 1995 and vested fully on October 16, 1996.

                    AGGREGATED FISCAL YEAR-END OPTION VALUES

         The following table provides information about the stock options held by the executive officers on December 31, 1997.

                                                                                   Value of Unexercised
                          Number of Securities Underlying Unexercised            In-the-Money Options at
                                  Options at Fiscal Year-End                       Fiscal Year-End (1)
                       -------------------------------------------------- ---------------------------------------
         Name               Exercisable             Unexercisable            Exercisable        Unexercisable
         ----               -----------             -------------            -----------        -------------
Robert W. Winston, III         97,500                   67,500                $223,750             $118,125
Philip R. Alfano               55,000                   30,000(2)             $152,500             $ 52,500
Kenneth Crockett               50,000                     --                   $90,625                --

(1) The value of the options is based upon the difference between the exercise price and the closing price per share of $13.125 on December 31, 1997.

(2)      Mr. Alfano's unexercised options terminated on January 1, 1998.

                          COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors, a committee composed entirely of non-officer and non-employee directors, is responsible for determining the compensation of the Company's executive officers and administering the Company's Stock Incentive Plan.

Executive Compensation

         The Company is committed to implementing a scheme of executive compensation which will contribute to the achievement of the Company's business objectives. The Compensation Committee's policy is to implement a scheme of executive compensation so that the compensation paid to executive officers shall be commensurate with their positions and determined with reference to compensation paid to similarly situated officers of companies which the Board of Directors deem to be comparable to the Company.

         The Compensation Committee establishes ranges for executive compensation using regional and national surveys of comparable companies. Companies included in these salary surveys are not necessarily the same as the companies used for purposes of the performance graph included in this Proxy Statement, but instead include a broader set of companies with which the Company competes for qualified personnel.

         Executive compensation consists of three components: base salary, annual incentive and long-term incentive compensation. These components provide elements of fixed income and variable compensation that is linked to the achievement of individual and corporate goals and enhanced shareholder value.

         Base salary represents the fixed component of the Company's executive compensation system. Executives receive a salary that is within a range established by the Compensation Committee for their respective positions based on the comparative analysis described above. The determination of where an executive's salary falls within the salary range is based on a determination of the level of experience that the executive brings to the position and how successful the executive has been in achieving set goals.

Adjustments to salaries are based on a similar evaluation and a comparison of adjustments made by competitors and any necessary inflationary adjustments.

         Annual incentives exist in the form of bonuses which are provided for each executive officer as a means of linking compensation to objective performance criteria that are within the control of the executive officer. At the beginning of each year the Compensation Committee establishes a target bonus for each executive and identifies performance goals for each executive to meet to receive the full bonus. The actual amount of incentive bonus received by each of the Company's executive officers is determined by the Compensation Committee after the end of the applicable year. Where an executive's performance is not easily fixed to objective standards, the Compensation Committee will exercise its subjective judgment in determining the extent to which goals are achieved.

         The third component of executive compensation is targeted toward providing rewards for long-term performance. The Compensation Committee believes that long-term incentives are important to motivate and reward executives and employees of the Company and related entities for maximizing stockholder value. Long-term incentives are provided primarily pursuant to the Stock Incentive Plan, which is administered by the Compensation Committee. The purpose of the Stock Incentive Plan is to (i) attract and retain employees, and other service providers with ability and initiative; (ii) provide incentives to those deemed important to the success of the Company and related entities; and (iii) associate the interests of these individuals with the interests of the Company and its shareholders through opportunities for increased stock ownership. Awards of stock options under the Stock Incentive Plan are based on comparison to incentives offered to other comparable companies and serve as a means of retaining valued employees. No new options were granted during 1997.

Chief Executive Officer Compensation

         The Compensation Committee has adopted the policies described above with respect to Mr. Winston's compensation. Mr. Winston's salary for 1997 was $200,000. Mr. Winston did not receive a bonus or stock options in 1997. The Company believes this value is competitive with compensation paid to chief executive officers in the hotel industry.

         This report is submitted by the following members of the Compensation Committee of the Board of Directors:

                             Compensation Committee

                         Richard L. Daugherty (Chairman)
                                 Edwin B. Borden
                              Thomas F. Darden, II

Employment Agreement

         During 1997 the Company entered into a new employment agreement with Mr. Crockett, the Company's Executive Vice President of Development. The agreement has a three year term beginning July 31, 1997 and automatically renews for subsequent one year terms unless either party provides the other 120 days notice of an intent not to renew prior to the expiration of the preceding term. The employment agreement provides that Mr. Crockett's base salary is $150,000 per year with the salary to be reviewed annually by the Company's Board of Directors. Mr. Crockett is eligible to participate in any bonus programs the Company has or may create for persons of Mr. Crockett's level and is eligible to receive stock options under the Company's stock option plan. In addition Mr. Crockett shall receive standard medical insurance and other employee benefits, including term life insurance coverage and a company automobile. The employment agreement is terminable by either party giving 90 days notice to the other party. If the Company terminates upon such notice it shall pay Mr. Crockett a lump sum amount equal to two years of his then current salary plus a bonus for each of the two years based on the average of the bonus paid for the preceding two years. The Company may also terminate the agreement immediately for death, disability or for cause as defined in the agreement. If the Company terminates the agreement for cause it shall pay Mr. Crockett the amount of salary due at that time. Mr. Crockett may terminate the agreement upon notice in the event of a change in control unless after the change in control Mr. Crockett retains his position and the principal executive offices of the acquiring company remain within a 30 mile radius of Raleigh, North Carolina. If Mr. Crockett elects to terminate upon a change in control he shall be entitled to continue to receive medical and health insurance for a period of two years and shall receive a bonus equal to two years of his then current salary plus his most recent bonus if he agrees to stay with the company for a period of six months following the change in control. The agreement prohibits disclosure of confidential information acquired during the period of employment with the Company.

                      COMPARISON OF CUMULATIVE TOTAL RETURN

         The following graph compares the cumulative total shareholder return on the Company's Common Stock since May 25, 1994, the effective date of the Company's initial public offering, through December 31, 1997, with the cumulative total return for the same period on the Standard & Poor's 500 Stock Index (the "S&P 500"), the National Association of Real Estate Investment Trust Equity Index (the "NAREIT Equity Index"), and the SNL Securities Hotel REIT Index (the "Hotel REIT Index"). The graph assumes that, at the beginning of the period indicated, $100 was invested in the Company's Common Stock and the stock of the companies comprising each index and that all dividends were reinvested.

         The NAREIT Equity Index is currently comprised of 180 real estate investment trusts ("REITs") which own a wide variety of real estate assets, including regional shopping malls, shopping centers, apartments, self storage facilities, industrial properties and manufactured housing communities. The Hotel REIT Index is currently comprised of 14 publicly traded hotel REITs, organized for purposes substantially similar to that of the Company.


                                               Period Ending
                              --------------------------------------------------
Index                         5/25/94   12/31/94  12/31/95  12/31/96  12/31/97
--------------------------------------------------------------------------------
Winston Hotels, Inc.          100.00    104.83    136.11    169.01    176.30
S&P 500                       100.00    102.36    140.62    173.02    230.76
NAREIT All Equity
 REIT Index                   100.00     96.16    110.72    150.27    180.71
SNL Hotel REITs               100.00     93.35    122.89    187.77    246.19

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company and the Partnership have entered into a number of transactions and agreements with entities affiliated with certain officers and directors which were entered into or in effect in 1997. The Company is a REIT that through the Partnership owns 38 limited service hotels, and one full service hotel (the "Current Hotels"). The Company currently has a 90.15% interest in the Partnership and is its sole general partner. In order for the Company to qualify as a REIT, neither the Company nor the Partnership can operate hotels. The Company and the Partnership historically have leased the Current Hotels to Winston Hospitality, Inc. ("Winston Hospitality"), a corporation owned by Robert W. Winston, III, an officer and director of the Company, and John B. Harris, Jr. Charles M. Winston, the Chairman of the Board of Directors of the Company, is a director of Winston Hospitality. As described more fully below, in November 1997 substantially all of the assets of Winston Hospitality were sold, contributed and transferred to CapStar Management Company, L.P. ("CapStar"), an affiliate of CapStar Hotel Company, a publicly-held company. Concurrent with the transaction, the leases were assigned to CapStar Winston Company, L.L.C. (the "Lessee"), an affiliate of CapStar. The details of related party transactions are described below.

Sale and Contribution of Assets by Winston Hospitality to CapStar

         Effective November 17, 1997, Winston Hospitality transferred and contributed certain of its assets, including 32 of the leases for the Current Hotels between Winston Hospitality and the Company or the Partnership, as applicable, to CapStar in exchange for partnership units in CapStar valued at approximately $24 million. The partnership units in CapStar received by Winston Hospitality are redeemable and exchangeable, on a one-for-one basis, for shares of Common Stock of CapStar Hotel Company.

         Effective November 24, 1997, Winston Hospitality transferred and assigned substantially all of its remaining assets including six of the leases between Winston Hospitality and the Partnership, to CapStar in exchange for approximately $10 million in cash.

         Effective November 17, 1997, 32 of the leases for the Current Hotels and effective November 24, 1997, six of the leases for the Current Hotels were amended by a lease amendment among the Company, the Partnership and the Lessee to extend the term of each lease to a fifteen year term among other changes.

         In connection with the November 17, 1997 and November 24, 1997 transactions, CapStar Hotel Company executed a limited guarantee, guaranteeing the prompt and full payment, up to a maximum of $20 million, of rent and all other accounts payable to the Company under leases for the Current Hotels and possibly under future leases.

         As an inducement to the Company to consent to the transactions Robert
W. Winston, III and John B. Harris, Jr. agreed to use their best efforts to purchase a total of 400,000 shares of the Company's Common Stock by November 24, 1999. The transactions with CapStar were approved by a special committee of the Company's Board of Directors composed entirely of independent directors.

The Percentage Leases

         Until November 1997 and the CapStar transactions, the Partnership or the Company, as applicable, and Winston Hospitality entered into leases, each with a term of 10 years, relating to the

Current Hotels owned until that time (the "Percentage Leases"). Pursuant to the terms of the Percentage Leases, Winston Hospitality was required to pay the greater of a base rent or percentage rent and certain other additional charges and was entitled to all profits from the operation of the hotels after the payment of operating and other expenses. Percentage rent is based on a percentage of each hotel's room revenues. Payments of rent under the Percentage Leases constitute substantially all of the Company's and the Partnership's revenues.

         At the time of the CapStar transactions Winston Hospitality operated 28 of the Current Hotels. Interstate Management and Investment Company ("IMIC") operated 9 of the Current Hotels and Promus operated one of the Current Hotels under management agreements with Winston Hospitality. Winston Hospitality was entitled to all profits and cash flow from the hotels after payment of rent due under the Percentage Leases and other operating expenses, including any management fees payable to IMIC and Promus. The Company and the Partnership relied on Winston Hospitality to generate sufficient cash flow from the operation of the hotels to enable Winston Hospitality to meet the rent obligations under the Percentage Leases. The obligations of Winston Hospitality under the Percentage Leases were unsecured. Other than working capital sufficient to operate the hotels, inventory and the franchise licenses for the hotels, Winston Hospitality had only nominal assets in addition to its rights and benefits under the Percentage Leases.

         From January 1, 1997 through October 31, 1997, Winston Hospitality paid the Company an aggregate of $33,198,000 in rent under the Percentage Leases and had net income of $1,817,000 from the operation of the Current Hotels.

Relationships with Promus

         From 1990 until 1997 David C. Sullivan a director of the Company served in various positions with Promus and served as a director and Executive Vice President and Chief Operating Officer of Promus from April 1995 until December 1997.

         Promus is the franchiser of Hampton Inns, Embassy Suites, Homewood Suites and Hampton Inn and Suites hotels. During 1997 a total of 19 of the Current Hotels were operated under Promus franchise agreements with Winston Hospitality until November 1997 and thereafter with CapStar. Promus also operated one of the Current Hotels during 1997 under a management agreement with Winston Hospitality until November 1997 and thereafter with the Lessee. Payments by Winston Hospitality to Promus in connection with the Current Hotels through October 31, 1997 totaled $3,262,000.

         The Company and Promus have entered into various agreements relating to the acquisition of Promus-developed hotels by the Company. The Company agreed in 1996 to use its best efforts, over an eight year period, to spend up to $100 million toward the acquisition or development of Promus-brand hotels. Promus agreed to provide the Company with an option to purchase certain future developed hotels. Promus also agreed to invest up to $15 million in Company Common Stock at prevailing market prices at the rate of $15 per room as the Company acquires hotels from Promus. Under the agreements the Company purchased a Homewood Suites in Clear Lake, Texas for $6.9 million and agreed to purchase a Homewood Suites in Richmond, Virginia for development costs estimated at $8.6 million. In connection with the Clear Lake acquisition Promus invested $1.5 million in Company Common Stock at a price of $11.00 per share. Promus also agreed to invest $1.85 million in Company Common Stock at the prevailing market price upon the completion of the Richmond, Virginia Homewood Suites transaction. Promus is to operate any hotels acquired under the agreement through an agreement with the Company's lessee.

      PROPOSAL 2: AMENDMENT OF ARTICLE 7 OF THE ARTICLES OF INCORPORATION

         The Board of Directors has approved and recommends to the shareholders approval of a proposed amendment to the Company's Articles of Incorporation to delete Article 7 (the "Debt Limitation"). Article 7 of the Articles of Incorporation currently provides as follows:

         7. Limitation on Indebtedness. The Corporation may not incur or allow to exist as of the end of any month Indebtedness (as defined below) in an amount in excess of forty-five percent (45%) of the Corporation's investment in hotel properties, at cost, after giving effect to the Corporation's use of proceeds from any indebtedness. For purposes of the foregoing restrictions, "cost" shall mean that the cost of properties be accounted for using the purchase method of accounting, including situations where properties are acquired from affiliates or others and are accounted for at the historical cost basis of the affiliates or others under generally accepted accounting principles. For purposes of the foregoing restrictions, "Indebtedness" of the Corporation shall mean all direct and indirect obligations of the Corporation, its subsidiaries or any partnership in which the Corporation serves as general partner, for borrowed money (including all notes payable and drafts accepted representing extensions of credit) and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid, including obligations under capital leases. For purposes of this
         Article 7, the Corporation's investment in hotel properties shall include all investments made directly or indirectly through the Corporation or through its subsidiaries or any partnership in which the Corporation serves as general partner.

         The Debt Limitation was developed at the time of the Company's initial public offering in May 1994 and increased by amendment in 1996 by the Company's shareholders. The Company has acquired, through the Partnership, a total of 39 hotels. These acquisitions were financed principally with proceeds from the Company's public offerings of Common Stock and Series A Preferred Stock. The Company's ability to raise equity capital is dependent, in large part, upon capital market conditions, including the general levels of interest rates. The Board of Directors believes adoption of Proposal 2 will increase the Company's ability to obtain capital on advantageous terms to take advantage of acquisition and development opportunities. Also, since the initial public offering, a number of other hotel REITs and entities have been formed for purposes similar to the Company and the Company believes the market for hotel acquisitions has become more competitive. Most of these entities have no corporate limitation on their ability to incur indebtedness or have limitations which are higher than the Company's Debt Limitation. Some of the Company's competitors initially had debt limitations in their articles of incorporation but eliminated them by shareholder vote. As competition for acquisitions has increased, the ability of buyers to close on acquisitions, without a financing contingency, can be an important advantage in acquiring hotel properties on favorable terms.

         Management believes that it is important for the Company to have flexibility in financing the acquisitions of hotel properties, and that as the Company continues to grow, it will have access to a range of financing alternatives, including public and private issuances of debt securities as well as continued equity financings. Management believes that the selective use of longer term debt can lower the Company's overall cost of capital and increase shareholder value. Management also believes adoption of this proposal will permit the Company to access debt financing sources more readily while maintaining a policy limiting indebtedness to a level which is prudent.

 If Proposal 2 is approved by the shareholders, there will be no limitation in the Company's Articles of Incorporation or bylaws on the Company's ability to incur indebtedness and the Board of Directors, in its discretion and in the exercise of its fiduciary duty, will be able to determine levels of indebtedness without shareholder approval. The elimination of the Debt Limitation in the Articles of Incorporation will increase the risk that the Company could become highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash flow and ability to make distributions to its shareholders, and create an increased risk of default on its obligations and increased risk of foreclosure on its property securing debt.

         The approval of Proposal 2 will require the approval of the holders of the Company's Common Stock and the Series A Preferred Stock voting as separate voting groups. The proposed amendment to the Company's Articles of Incorporation will be approved by the holders of the Company's Common Stock if the votes cast in favor of the amendment exceed the votes cast against the amendment. Abstentions and shares held in street name that are not voted on this matter will not be included in determining the number of votes of Common Stock in favor of or against this proposal.

         The Company is seeking the approval of the holders of two-thirds of the Series A Preferred Stock for Proposal 2. Article 5 of the Articles of Incorporation provides that the holders of two-thirds of the shares of Series A Preferred Stock voting as a separate voting group is required to approve an amendment to the Articles of Incorporation if the proposed amendment would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or holders thereof. Although the Company considers Proposal 2 as beneficial to all shareholders of the Company and does not believe that the amendment to the Articles of Incorporation contemplated by Proposal 2 would materially and adversely affect any right, preference, privilege or voting power of the Series A Preferred Stock or holders thereof, the Company believes that it would be good corporate governance and in the best interests of the shareholders for the holders of the Series A Preferred Stock to vote on Proposal 2. Accordingly, the affirmative vote of two-thirds of the holders of the Series A Preferred Stock voting as a separate voting group will be necessary to approve Proposal 2. Abstentions and shares held in street name that are not voted on this matter will have the practical effect of a negative vote on this proposal for Series A Preferred Stock voting purposes.

         The Board of Directors recommends that the shareholders vote FOR the amendment of the Company's Articles of Incorporation to delete Article 7.

      PROPOSAL 3: AMENDMENT OF ARTICLE 15 OF THE ARTICLES OF INCORPORATION

         The Board of Directors has approved and recommends to the shareholders approval of a proposed amendment to the Company's Articles of Incorporation to amend Article 15 of the Company's Articles of Incorporation. Article 15 currently contains provisions (the "Share Transfer Restrictions") which restrict the transfer of shares of the Company's capital stock, if, following such transfer, any person would own more than 9.9% of the outstanding shares of capital stock of the Company (including any shares deemed to be owned by such persons under applicable provisions of the Internal Revenue Code). The Share Transfer Restrictions, which are similar to provisions found in the charter documents of many REITs, are designed to help the Company monitor compliance with certain REIT tax law requirements which provide that not more than 50% of the Company's outstanding capital stock can be owned, directly or indirectly, by five or fewer persons. The Board of Directors has approved and recommends to the shareholders that they approve and adopt an amendment to the Company's Articles of Incorporation that would add a new paragraph (k) to Article 15, providing in its entirety as follows:

         (k) Nothing in this Articles of Incorporation shall preclude settlement of any transaction entered into through the facilities of the New York Stock Exchange.

         The proposed amendment clarifies that nothing in the Company's Articles of Incorporation would prohibit the settlement of any transaction entered into through the facilities of the NYSE, while maintaining the authority of the Board of Directors of the Company to take action necessary to maintain the Company's status as a REIT for federal income tax purposes.

         The Company's Common Stock and Series A Preferred Stock are currently traded on the NYSE. The NYSE has advised the Company that such an amendment is desirable to clarify that the Share Transfer Restrictions will not prohibit settlement of any transactions entered into through the NYSE. The Board of Directors believes it is important to assure the investment community and the NYSE that the Share Transfer Restrictions in the Company's Articles of Incorporation designed to protect the Company's status as a REIT do not prohibit the settlement of any transactions through the facilities of such exchange or system.

         Pursuant to the applicable corporate laws of North Carolina, the proposed amendment to the Company's Articles of Incorporation will be approved if the votes cast in favor of the amendment exceed the votes cast against the amendment. Abstentions and shares held in street name that are not voted on this matter will not be included in determining the number of votes in favor of or against this proposal.

         The Board of Directors recommends that the shareholders vote FOR the amendment of the Company's Articles of Incorporation to amend Article 15 by adding new section (k) to clarify settlement on the NYSE.

                    PROPOSAL 4: APPROVAL OF AMENDMENT TO THE
                    WINSTON HOTELS, INC. STOCK INCENTIVE PLAN

         The Board of Directors proposes that the shareholders approve an amendment to the Company's Stock Incentive Plan (the "Plan"). The Plan was adopted by the Board of Directors and was approved by the shareholders on May 16, 1994 and was amended with shareholder approval on April 24, 1996. Currently a maximum of 700,000 shares plus 5% of any increase in the number of authorized and outstanding shares of the Company's Common Stock above 14,000,000 shares may be issued under the Plan. The Board of Directors has approved, subject to shareholder approval, an amendment to the Company's Plan to increase the maximum number of shares of Common Stock that may be issued under the Plan from the current maximum (which currently amounts to 808,724 shares authorized), to 1,600,000 shares (which includes the 808,724 shares currently authorized under the Plan) plus an annual increase to be added as of January 1 of each year, beginning January 1, 1999, equal to the lesser of (i) 500,000 shares, (ii) 8.5% of any increase in the number of authorized and issued shares (on a fully diluted basis) since the immediately preceding January 1; or (iii) a lesser number determined by the Board of Directors.

         The Plan is being amended in order to ensure the availability of an adequate number of shares of Common Stock to allow the Plan to continue. Without the proposed amendment, the maximum number of shares of Common Stock which may be issued under the Plan is currently 808,724 shares. As of December 31, 1997, 456,000 shares under the Plan have been reserved for issuance or issued pursuant to outstanding options granted under the Plan. An additional 420,000 shares under the Plan have been granted pursuant to stock options and restricted stock grants as of January 2, 1998.

         The proposed amendment to the Plan will be approved if the votes cast in favor of the amendment exceed the votes cast against the amendment. Abstentions and shares held in street name that are not voted will be included in determining the number of votes present or represented at the meeting but will not be included in determining the number of votes in favor of or against this proposal.

         The following summarizes the proposed amendment to the Plan and describes the material terms of the Plan. The summary is not intended to be complete and is subject in all respects to the terms of the Plan. The Company will provide promptly, upon request and without charge a copy of the full text of the Plan to each person to whom a copy of this Proxy Statement is delivered. Requests should be directed to James D. Rosenberg, Chief Financial Officer and Chief Operating Officer, Winston Hotels, Inc., 2209 Century Drive, Suite 300, Raleigh, North Carolina 27612.

Summary of the Plan

         Purpose. The Plan is intended primarily to assist the Company in recruiting and retaining executive officers, key employees and service providers by enabling such persons to participate in the future success of the Company and to associate their interests with those of the Company and its shareholders.

         Administration. The Plan is administered by the Compensation Committee. The Compensation Committee may delegate its authority to administer the Plan to one or more officers of the Company. The Compensation Committee may not, however, delegate its authority with respect to grants and awards to individuals who are subject to Section 16 of the Securities Exchange Act of 1934. As used in this Proxy Statement, the term "Administrator" means the Compensation Committee and any delegate, as appropriate.

The Administrator has the authority (i) to establish rules and policies concerning the Plan; (ii) to determine the persons to whom stock options, stock appreciation rights ("SARs") and awards of restricted stock and performance shares may be granted; (iii) to fix the number of shares of Common Stock to be covered by each award; and (iv) to set the terms and provisions of each award.

         Eligibility. Each employee of the Company or certain related entities (any parent or subsidiary corporation) of the Company and individuals who provide services to the Company or certain related entities may participate in the Plan. Currently, 11 individuals participate in the Plan. The Administrator will select the individuals who will participate in the Plan ("Participants") but no person may participate in the Plan while he is a member of the Compensation Committee. All awards made under the Plan are evidenced by written agreements between the Company and the Participant.

         Stock Options. Options granted under the Plan may be incentive stock options ("ISOs") or nonqualified stock options. A stock option entitles a Participant to purchase shares of Common Stock from the Company at the option price. The option price may be paid in cash, with shares of Common Stock, or with a combination of cash and Common Stock. The option price will be fixed by the Administrator at the time the option is granted, but the price cannot be less than the shares' fair market value on the date of grant in the case of an ISO. The exercise price of an ISO granted to any Participant who is a Ten Percent Shareholder (as defined below) may not be less than 110% of the fair market value of the shares of Common Stock on the date of grant. A Participant is a Ten Percent Shareholder if he owns, or is deemed to own, more than ten percent of the total combined voting power of all classes of stock of the Company or a related entity. A Participant is deemed to own any voting stock owned (directly or indirectly) by the Participant's spouse, brothers, sisters, ancestors and lineal descendants. A Participant and such persons are also considered to own proportionately any voting stock owned (directly or indirectly) by or for a corporation, partnership, estate or trust of which the Participant or any such person is a shareholder, partner or beneficiary. An ISO must expire within ten years from the date of grant except that the term of an ISO that is granted to a Ten Percent Shareholder may not be longer than five years. Moreover, no Participant may be granted ISOs or related SARs (under all incentive stock option plans of the Company) which are first exercisable in any calendar year for stock having an aggregate fair market value (determined as of the date that the ISO was granted) that exceeds $100,000.

         SARS. SARs entitle the Participant to receive a payment based on a formula determined by the Administrator and set forth in a written agreement between the Company and the Participant. In the absence of such a determination, the Participant will be entitled to receive, with respect to each share of Common Stock encompassed by the exercise of such SAR, the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of Common Stock on the date of grant. The amount payable upon the exercise of an SAR may be paid in cash, Common Stock, or a combination of the two.

         SARs may be granted in relation to option grants ("Corresponding SARs") or independently of option grants. The difference between these two types of SARs is that to exercise a Corresponding SAR, the Participant must surrender unexercised that portion of the stock option to which the Corresponding SAR relates.

         Stock Awards. Participants also may be awarded shares of Common Stock pursuant to a stock award. The Administrator, in its discretion, may prescribe that a Participant's rights in a stock award shall be restricted or forfeitable or both unless certain conditions are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with the Company for a specified period or that the Company or the Participant achieve stated objectives.

         Performance Shares. The Plan also provides for the award of performance shares. A performance share award entitles the Participant to receive a payment equal to the fair market value of a specified number of shares of Common Stock if certain performance standards are met. The Administrator will prescribe the requirements that must be satisfied before a performance share award is earned. The performance share requirements may include, for example, a requirement that the Participant continue employment with the Company for a specified period or that the Company or the Participant achieve stated objectives. To the extent that performance shares are earned, the obligation may be settled in cash, in Common Stock, or by a combination of the two.

         Share Authorization. Currently, a maximum of 700,000 shares plus 5% of any increase in the number of authorized and outstanding shares of the Company's Common Stock above 14,000,000 shares may be issued under the Plan. The share limitation and the terms of outstanding awards shall be adjusted, as the Compensation Committee deems appropriate, in the event of a stock dividend, stock split, combination, reclassification, recapitalization or other similar event. The purpose of the amendment to the Plan is to increase the maximum number of shares of Common Stock that may be issued under the Plan from the current maximum to 1,600,000 shares (which includes the 808,724 shares currently authorized under the Plan) plus an annual increase to be added as of January 1 of each year, beginning January 1, 1999, equal to the lesser of (i) 500,000 shares, (ii) 8.5% of any increase in the number of authorized and issued shares (on a fully diluted basis) since the immediately preceding January 1; or (iii) a lesser number determined by the Board of Directors. As of March 18, 1998, the Company had outstanding 16,194,480 shares of Common Stock.

         Termination and Amendment. No option, SAR or stock award may be granted and no performance shares may be awarded under the Plan after June 1, 2004. The Board may amend or terminate the Plan at any time, but an amendment will not become effective without shareholder approval if the amendment changes the eligibility requirements or increases the benefits that may be provided under the Plan.

         1998 Option Grants. Effective January 2, 1998, the Compensation Committee granted additional stock options exercisable for 400,000 shares and 20,000 shares of restricted stock under the Plan. A total of 67,276 shares underlying these grants are in excess of the shares available for issuance under the Plan and accordingly are subject to shareholder approval of the amendment of the Plan to increase the authorized number of shares available pursuant to the Plan. Pursuant to these grants, Robert W. Winston, III received nonqualified stock options covering 100,000 shares of Common Stock at an exercise price of $13.1875 per share, James D. Rosenberg, the new Chief Financial Officer and Chief Operating Officer received nonqualified stock options covering 150,000 shares of Common Stock at an exercise price of $13.1875 per share and 20,000 shares of restricted stock, and Joseph V. Green, the new Executive Vice President - Acquisitions and Finance received nonqualified stock options covering 150,000 shares of Common Stock at an exercise price of $13.1875 per share. The options granted to Mr. Winston and Mr. Green vest 25% on the grant date and in 25% increments on the first three anniversaries of the effective date and expire 10 years from the effective date of the grants. The options granted to Mr. Rosenberg vest in 25% increments on the first four anniversaries of the effective date and expire 10 years from the effective date of the grant. The restricted stock granted to Mr. Rosenberg vests in four equal annual installments beginning on January 2, 1999.

         As of March 18, 1998, the market price of the Company's Common Stock was [$____] per share, based on the last reported transaction price on such date for the Common Stock as listed for trading on the NYSE.

         Federal Income Taxes. No income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant's exercise of the option although the exercise of an ISO may subject the Participant to alternative minimum tax. Income is recognized by a Participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified stock option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price.

         No income is recognized upon the grant of an SAR. The exercise of an SAR generally is a taxable event. A Participant generally must recognize income equal to any cash that is paid and the fair market value of Common Stock that is received in settlement of an SAR.

         A Participant will recognize income on account of a stock award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the Participant is equal to the fair market value of the Common Stock received on that date.

         A Participant will recognize income on account of the settlement of a performance share award. A Participant will recognize income equal to any cash that is paid and the fair market value of Common Stock (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that is received in settlement of the award.

         The employer will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option or SAR, the vesting of a stock award and the settlement of a performance share award. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of Common Stock acquired upon the exercise of an ISO.

The Board of Directors recommends that the shareholders vote FOR the amendment of the Winston Hotels, Inc. Stock Incentive Plan.


         PROPOSAL 5: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has appointed Coopers & Lybrand L.L.P. as independent auditors for fiscal year 1998. Although shareholder approval is not required, the Company desires to obtain from the shareholders an indication of their approval or disapproval of the Board's action in appointing Coopers & Lybrand L.L.P. as the independent auditors of the Company. If the shareholders do not ratify this appointment, such appointment will be reconsidered by the Audit Committee and the Board of Directors.

         A representative of Coopers & Lybrand L.L.P. will be present at the Annual Meeting and will be afforded an opportunity to make a statement and to respond to questions.

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of Coopers & Lybrand L.L.P. for fiscal year 1998.

                                  MISCELLANEOUS

         Shareholders may obtain a copy of the Company's 1997 Annual Report on Form 10-K without charge upon written request to James D. Rosenberg, Chief Financial Officer and Chief Operating Officer, Winston Hotels, Inc., 2209 Century Drive, Suite 300, Raleigh, North Carolina 27612.

           SUBMISSION OF SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

         Any proposals which shareholders intend to present for a vote of shareholders at the 1999 Annual Meeting of Shareholders and which such shareholders desire to have included in the Company's Proxy Statement and form of proxy relating to that meeting must be sent to the Company's principal executive offices, marked to the attention of the Secretary of the Company, and received by the Company at such offices on or before December 11, 1998. The determination by the Company of whether it will oppose inclusion of any proposal in its Proxy Statement and form of proxy will be made on a case by case basis in accordance with its judgment and the rules and regulations promulgated by the Securities and Exchange Commission. Proposals received after December 11, 1998, will not be considered for inclusion in the Company's proxy materials for its 1999 Annual Meeting of Shareholders.

                                        By Order of the Board of Directors



                                        Robert W. Winston, III
                                        Chief Executive Officer and
                                        President
March 24, 1998

                                                                      APPENDIX A

                                      PROXY
                              WINSTON HOTELS, INC.

                             Common Stock Proxy for
                         Annual Meeting of Shareholders
                       Solicited by the Board of Directors

         The undersigned hereby appoints Robert W. Winston, III and James D. Rosenberg and each of them as attorney and proxy of the undersigned, each with the full power of substitution, to represent the undersigned and to vote all of the shares of Common Stock in Winston Hotels, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 5, 1998, at 10:00 a.m., local time, at the Homewood Suites Hotel, 5400 Edwards Mill Road, Raleigh, North Carolina, and any adjournments thereof (1) as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged; and (2) in their discretion upon such other matters as may properly come before the meeting and any adjournments thereof.

         The Board of Directors Recommends a Vote FOR the Proposals Listed
Below.

         1. Election of Directors

                  [ ] FOR all nominees listed below (except as marked to the contrary).

                  [ ] WITHHOLD AUTHORITY to vote for all nominees listed below.

                  Charles M. Winston, Robert W. Winston, III, James H. Winston, Paul Fulton, Thomas F. Darden, II, Richard L. Daugherty, Edwin
                  B. Borden and David C. Sullivan

                  INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below:

                  --------------------------------------------------------------

         2. Proposal to delete Article 7 of the Company's Articles of Incorporation which limits the Company's level of permitted indebtedness to 45% of investments in hotel properties:

                  [ ] FOR              [ ] AGAINST            [ ] ABSTAIN

         3. Proposal to amend Article 15 of the Company's Articles of Incorporation to provide that nothing contained therein will prohibit the settlement of any transaction entered into through the facilities of the New York Stock Exchange:

                  [ ] FOR              [ ] AGAINST            [ ] ABSTAIN

                            (Continued on other side)

                           (Continued from other side)

         4. Proposal to adopt the amendment to the Company's Stock Incentive Plan to increase the aggregate number of shares that may be issued under the plan from the current maximum to 1,600,000 shares (which includes the 808,724 shares currently authorized under the Plan) plus an annual increase to be added as of January 1 of each year, beginning January 1, 1999, equal to the lesser of (i) 500,000 shares, (ii) 8.5% of any increase in the number of authorized and issued shares (on a fully diluted basis) since the immediately preceding January 1; or
                  (iii) a lesser number determined by the Board of Directors:

                  [ ] FOR              [ ] AGAINST            [ ] ABSTAIN

         5. Ratify appointment of Coopers & Lybrand L.L.P. as independent auditors for the Company for the fiscal year ending December 31, 1998:

                  [ ] FOR              [ ] AGAINST            [ ] ABSTAIN

         Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign.

                                       Date                            , 1998
                                             -------------------------
                                              (Be sure to date Proxy)


                                       ---------------------------------------
                                       Signature and title, if applicable



                                       ---------------------------------------
                                       Signature if held jointly

                                       When signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give full title as such. If a
                                       corporation, please sign the full
                                       corporate name by the president or
                                       other authorized officer. If a
                                       partnership, please sign in the
                                       partnership name by an authorized
                                       person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED PRE-PAID ENVELOPE.

                                                                      APPENDIX B

                                      PROXY
                              WINSTON HOTELS, INC.

                       Series A Preferred Stock Proxy for
                         Annual Meeting of Shareholders
                       Solicited by the Board of Directors

         The undersigned hereby appoints Robert W. Winston, III and James D. Rosenberg and each of them as attorney and proxy of the undersigned, each with the full power of substitution, to represent the undersigned and to vote all of the shares of Series A Preferred Stock in Winston Hotels, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 5, 1998, at 10:00 a.m., local time, at the Homewood Suites Hotel, 5400 Edwards Mill Road, Raleigh, North Carolina, and any adjournments thereof as hereinafter specified upon the proposals listed below and as more particularly described in the Company's Proxy Statement, receipt of which is hereby acknowledged.

         The Board of Directors Recommends a Vote FOR the Proposal Listed Below.

         1. Proposal to delete Article 7 of the Company's Articles of Incorporation which limits the Company's level of permitted indebtedness to 45% of investments in hotel properties:

                  [ ] FOR              [ ] AGAINST            [ ] ABSTAIN

         Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign.

                                       Date                            , 1998
                                             -------------------------
                                              (Be sure to date Proxy)


                                       ---------------------------------------
                                       Signature and title, if applicable



                                       ---------------------------------------
                                       Signature if held jointly


                                       When signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give full title as such. If a
                                       corporation, please sign the full
                                       corporate name by the president or
                                       other authorized officer. If a
                                       partnership, please sign in the
                                       partnership name by an authorized
                                       person.

           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                     USING THE ENCLOSED PRE-PAID ENVELOPE.